UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 6, 2007

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 8.01.  OTHER EVENTS.

On March 6, 2007, DOV Pharmaceutical, Inc. (“DOV” or the “Company”) announced the extension until 5:00 p.m., New York City time, on March 7, 2007, of the expiration of its exchange offer for all of its 2.50% Convertible Subordinated Debentures (the “Debentures”) due 2025 (the “Exchange Offer”) to provide additional time for holders to tender their Debentures in the Exchange Offer. DOV is offering to exchange (i) a payment in cash of $212.50 plus 8 shares of new series C convertible preferred stock of the Company, or (ii) a payment in cash of $212.50 plus 8 shares of new series D convertible preferred stock of the Company, for each $1,000 in principal amount of its Debentures. The Exchange Offer was initially scheduled to expire at 5:00 p.m., New York City time, on March 5, 2007.

On March 7, 2007, DOV announced that it had modified the condition that at least 99% of the aggregate principal amount of the Debentures be tendered under the Exchange Offer to require that at least 96.3% of the Debentures be tendered in the Exchange Offer. DOV also further extended the expiration of the Exchange Offer to 5:00 p.m., New York City time, on Wednesday, March 14, 2007.

As of March 7, 2007, Wells Fargo Bank, N.A., the exchange agent for the Exchange Offer, advised the Company that approximately $67.5 million, or 96.4%, of the outstanding principal amount of Debentures had been validly tendered and not withdrawn.

The Exchange Offer remains subject to the terms and conditions set forth in the Offer to Exchange, dated January 29, 2007, and the related Exchange Offer materials, each as amended to the date hereof, including the modification of the minimum tender condition. Other than the extension of the expiration date of the Exchange Offer and the modification of the minimum tender condition, all other terms and conditions of the Exchange Offer set forth in such Offer to Exchange and related Exchange Offer materials, each as amended, remain in full force and effect.

This Current Report on Form 8-K is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOV PHARMACEUTICAL, INC.

Date: March 9, 2007	By:	/s/ Barbara Duncan
Barbara Duncan Chief Executive Officer